                                                                    Exhibit 10.7



                             [InfoSpace LETTERHEAD]


         INTERNET INFOSPACE CONTENT (WORLD WIDE WEB SITE) DISTRIBUTION
                                   AGREEMENT

     THIS AGREEMENT, dated as of May 19, 1999 (the "Effective Date"), is made by and between InfoSpace.com, Inc., a Delaware corporation, ("InfoSpace"), with offices at 15375 NE 90th Street, Redmond, WA 98052, and America's Home Page, Inc. ("Company"), with offices at 3655 Nobel Drive, Suite 550, San Diego, CA 92122.


                                    RECITALS

     This Agreement is entered into with reference to the following facts:

     A. InfoSpace maintains on certain locations of its Web Sites (as defined below) and makes available to Internet users certain content, resources, archives, indices, catalogs and collections of information (collectively, such materials are identified in Exhibit A and referred to herein as the "Content").

     B. InfoSpace wishes to grant certain rights and licenses to Company with respect to access to the Content and certain other matters, and Company wishes to grant certain rights and licenses to InfoSpace with respect to the Company Web Sites (as defined below) and certain other matters, as set forth in this Agreement.


                                   AGREEMENT

     The parties agree as follows:

     SECTION 1.     DEFINITIONS.

     As used herein, the following terms have the following defined meanings:

     "ADVERTISING REVENUE" is defined on Exhibit C.

     "BANNER ADVERTISEMENT" means a rotating banner advertisement of approximately 468 x 60 pixels located at the top and/or bottom of a Web Page.

     "CO-BRANDED PAGES" means, collectively, Query Pages and Results Pages.

     "COMPANY MARKS" means those Trademarks of Company set forth on Exhibit B hereto and such other TRADEMARKS (if any) as Company may from time to time notify InfoSpace in writing to be "Company Marks" within the meaning of this Agreement.

     "COMPANY WEB SITES" means, collectively, all Web Sites maintained by or on behalf of Company and its affiliates.

     "GRAPHICAL USER INTERFACE" means a graphical user interface, to be designed by Company and InfoSpace and implemented by InfoSpace pursuant to the terms of this Agreement, that contains or implements branding, graphics, navigation, content or other characteristics or features such that a user reasonably would conclude that such interface is part of the Company Web Sites.

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         "Impression" means a user's viewing of any discrete screen of a
Co-branded Page continuing any Banner Advertisement.

         "InfoSpace Marks" means those Trademarks of InfoSpace set forth on Exhibit B hereto and such other Trademarks (if any) as InfoSpace may from time to time notify Company in writing to be "InfoSpace Marks" within the meaning of this Agreement.

         "InfoSpace Web Sites" means, collectively: (a) the Web Site the primary home page of which is located at http://www.infospace.com; and (b) other Web Sites maintained by InfoSpace and its affiliates.

         "Intellectual Property Rights" means any parent, copyright, rights in Trademarks, trade secret rights, moral rights and other intellectual property or proprietary rights arising under the laws of any jurisdiction.

         "Person" means any natural person, corporation, partnership, limited liability company or other entity.

         "Query Page" means any page hosted on the Company Web Sites which incorporates the Graphical User Interface and on which users may input queries and searches relating to the Content.

         "Results Page" means any page hosted on the InfoSpace Web Sites which incorporates the Graphical User Interface and displays Content in response to queries and searches made on a Query Page.

         "Trademarks" means any trademarks, service marks, trade dress, trade names, corporate names, proprietary logos or indicia and other source or business identifiers.

         "Web Site" means any point of presence maintained on the Internet or on any other public data network. With respect to any Website maintained on the World Wide Web, such Website includes all HTML pages (or similar unit of information presented in any relevant data protocol) that either (a) are identified by the same second-level domain (such as infospace.com) or by the same equivalent level identifier in any relevant address scheme, or (b) contains branding, graphics, navigation or other characteristics such that a user reasonably would conclude that the pages are part of an integrated information or service offering.

         2.       CERTAIN RIGHTS GRANTED.

         2.1 INFOSPACE GRANT. Subject to the terms and conditions of this Agreement, InfoSpace hereby grants to Company the following rights:

                  (a) the right to include on the Company Web Sites hypertext links (whether in graphical, text or other format) which enable "point and click" access to locations of the InfoSpace Web Sites specified by InfoSpace (and subject to change by InfoSpace from time to time); and

                  (b) the right to permit users to link to Results Pages via Query Pages hosted on the Company Web Sites.

                  (c) the right to integrate weather, news headlines, stock indexes and data into the front page of the America's Home Page, Inc. web site in compliance with the terms of Section 3.1. If the contracts that InfoSpace has with their providers change, InfoSpace reserves the right to renegotiate this portion of the agreements.

Company acknowledges that InfoSpace is currently attempting to obtain the rights from its providers necessary to grant the rights to Company specified in Sections (c) above. Should InfoSpace be unable to

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do so within thirty (30) days following the Execution Date, InfoSpace agrees that Company may terminate this Agreement upon written notice to InfoSpace.

     2.2 COMPANY GRANT. Subject to the terms and conditions of this Agreement, Company hereby grants InfoSpace the following rights:

          (a) the right to include on the InfoSpace Web Sites hypertext links (whether in graphical, text or other format) which enable "point and click" access to locations of the Company Web Sites specified by Company (and subject to change by Company from time to time),

          (b) the right to sell and serve Banner Advertisements directly on the Co-branded Pages as provided in Section 4; and

          (c)  the right to track the number of Impressions.

     2.3 LIMITATIONS. Company and its affiliates shall have no right to reproduce or sub-license, re-sell or otherwise distribute all or any portion of the Content to any Person via the Internet (including the World Wide Web) or any successor public or private data network. This Agreement and delivery of the Content or any portion hereunder to Company shall not cause InfoSpace to be in violation of any law of any jurisdiction or third party agreement, and InfoSpace may at any time modify its grant of rights to the extent necessary to ensure compliance. In addition, neither party shall have any right to: (a) edit or modify any Banner Advertisements submitted for a Co-branded Page (but without limiting InfoSpace's right to reject any Banner Advertisements pursuant to this Agreement); or (b) remove, obscure or alter any notices of Intellectual Property Rights appearing in or on any materials (including Banner Advertisements) provided by the other party.

     2.4 COMPANY MARKS LICENSE. Subject to Section 2.6, Company hereby grants InfoSpace the right to use, reproduce, publish, perform and display the Company
Marks: (a) on the InfoSpace Web Sites in connection with the posting of hyperlinks to the Company Web Sites, (b) in and in connection with the development, use, reproduction, modification, adaptation, publication, display and performance of the Graphical User Interface and Results Pages, and (c) in promotional and marketing materials, content directories and indexes, and electronic and printed advertising, publicity, press releases, newsletters and mailings about InfoSpace.

     2.5 INFOSPACE MARKS LICENSE. Subject to Section 2.6, InfoSpace hereby grants the right to use, reproduce, publish, perform and display the InfoSpace
Marks: (a) on the Company Web Sites in connection with the posting of hyperlinks to the InfoSpace Web Sites; (b) in and in connection with the development, use, reproduction in promotional and marketing materials, content directories and indexes, and electronic and printed advertising, publicity, press releases, newsletters and mailings about Company.

     2.6 APPROVAL OF TRADEMARK USAGE. InfoSpace shall not use or exploit in any manner any of the Company Marks, and Company shall not use or exploit in any manner any of the InfoSpace Marks, except in such manner and media as the other party may consent to in writing, which consent shall not be unreasonably withheld or delayed. Either party may revoke or modify any such consent upon written notice to the other party.

     2.7 NONEXCLUSIVITY. Each party acknowledges and agrees that the rights granted to the other party in this Section 2 are non-exclusive, and that, without limiting the generality of the foregoing, nothing in this Agreement shall be deemed or construed to prohibit either party from participating in similar business arrangements as those described herein including soliciting third party advertisements or other materials, serving advertisements or other materials to third parties' Web Sites, or hosting or



                                                                             -3-
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permitting third parties to place advertisements on such party's Web Site, whether or not, in each such case, such advertisements are competitive with the products, services or advertisements of the other party.

     3.   CERTAIN OBLIGATIONS OF THE PARTIES

     3.1 GRAPHICAL USER INTERFACE AND CO-BRANDED PAGES. Company and InfoSpace will cooperate to design the user-perceptible elements of the Graphical User Interface, with the goals of: (a) conforming the display output of the "look and feel" associated with the applicable Company Web Sites; and (b) maximizing the commercial effectiveness thereof. Following agreement by the parties upon the design specifications thereof, InfoSpace will use commercially reasonable efforts to develop the Graphical User Interface and to implement the same on Co-branded Pages. On the page that the Company displays the content as described in 2.1.C, the company will pass to InfoSpace variables (city, state, zip, and up to five (5) stock symbols) and InfoSpace will return the appropriate information in an agreed upon format. InfoSpace shall have no liability or obligation for failure to develop or implement the Graphical User Interface or any Co-branded Pages as contemplated by this Section 3.1, or for any nonconformity with the design specifications agreed upon by the parties, provided InfoSpace has used commercially reasonable efforts to develop and implement the same as provided in this Section 3.1.

     3.2 COMPANY OBLIGATIONS. Company shall integrate links to pages of the InfoSpace Web Sites determined by InfoSpace (and subject to change by InfoSpace from time to time) on the primary home page for each of the Company Web Sites. In addition, the InfoSpace logo and at least one other link pointing to pages of the InfoSpace Web Sites specified by InfoSpace (and subject to change by InfoSpace from time to time) will be present on all Co-branded Pages. Each link contemplated by this Section 3.2 shall be, (a) prominent in relation to links to other Web Sites on the applicable page (and in any event at least as prominent as any link to any third party Web Site), and (b) above-the-fold (i.e., immediately visible to any user accessing the applicable page without the necessity of scrolling downward or horizontally).

     3.3 ACCESSIBILITY OF WEB SITES. Each party will use commercially reasonable efforts to ensure accessibility of its Web Sites (including, in the case of InfoSpace, the accessibility of the Content).

     3.4 IMPRESSION INFORMATION. InfoSpace shall track and allow the Company to remotely access in electronic form information maintained by InfoSpace concerning the number of Impressions.

     3.5 PUBLICITY. The parties may work together to issue publicity and general marketing communications concerning their relationship and other mutually agreed-upon matters, provided, however, that neither party shall have any obligations to do so. In addition, neither party shall issue such publicity and general marketing communications concerning their relationship without the prior written consent of the other party (not to be unreasonably withheld and within two (2) business days). Neither party shall disclose the terms of this Agreement to any third party other than its outside counsel, auditors, and financial advisors, except as required by law.

     4.   ADVERTISING AND REVENUE SHARE.

     4.1 PLACEMENT OF BANNER ADVERTISEMENTS. In addition to the terms and conditions otherwise set forth in this Agreement, Banner Advertisements on the Co-branded Pages shall be governed by the terms and conditions set forth on Exhibit C.

     4.2 RENUMERATION; COLLECTION. Each party will pay to the other party the amounts as set forth on Exhibit C. Any amounts not paid when due, or as invoiced, will be subject to a finance charge equal to one and one-half percent (1.5%) per month or the highest rate allowable by law, whichever is less, determined and compounded daily from the date due until the date paid. Payment of such finance charges will not excuse or cure any breach or default for late payment. Each party may accept any check

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 or payment without prejudice to its rights to recover the balance due or to pursue any other right or remedy. No endorsement or statement on any check or payment or letter accompanying any check or payment or elsewhere will be construed as an accord or satisfaction. Unless explicitly stated on Exhibit C, all amounts payable under this Agreement are denominated in United States dollars and each party will pay all amounts payable under this Agreement in lawful money of the United States. Other than as explicitly stated on Exhibit C, InfoSpace shall have no obligation to share with, allow Company to sell, or account to Company regarding, any sums received by InfoSpace or any of its affiliates from any advertisements or promotions on any of the InfoSpace Web Sites (including, without limitation, any of the Co-branded Pages), including without limitation, any Banner Advertisements thereon.

     Advertising Revenue share payments will be reconciled and paid within thirty (30) days following the calendar quarter in which the applicable Advertising Revenues are received. The Selling Party (as defined in Exhibit C) will provide with each such payment a report setting forth Advertising Revenues received by it for such quarter and the percentage thereof payable to the other party. In the event Company fails to make timely payment, InfoSpace shall have the right, in addition to all other remedies, to remove all links, content, or services provided by InfoSpace under the Agreement. Company will be responsible for all reasonable expenses (including attorney fees) incurred by InfoSpace in collecting such amounts. In the event InfoSpace fails to make timely payments, the Company shall have the right, in addition to all other remedies, to terminate the contract as a material breach as per Section 6.2.

     4.3 RECORDS AND AUDIT. During the Term, each party shall maintain accurate records of Advertising Revenues received and calculations of the fees payable to the other party pursuant to this Agreement. Either party, at its expense, and upon ten (10) days' advance notice to the other party, shall have the right once during the Term to examine or audit such records in order to verify the figures reported in any quarterly report and the amounts owned to such party under this Agreement. Any such audit shall be conducted, to the extent possible, in a manner that does not interfere with the ordinary business operations of the audited party. In the event that any audit shall reveal an underpayment of more than ten percent (10%) of the amounts due to the auditing party for any quarter, the other party will reimburse such party for the reasonable cost of such audit.


     5.     WARRANTIES, INDEMNIFICATION AND LIMITATIONS OF DIRECT LIABILITY.


     5.1    WARRANTIES

     Each party to this Agreement represents and warrants to the other party that:

      a) it has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;

      b) its execution of this Agreement by such party and performance of its obligations hereunder, do not and will not violate any agreement to which it is a party or by which it is bound,

      c) when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms; and

      d) its Web Sites and the content contained therein, and all Banner Advertisements served or submitted by it to the Co-branded Pages, as the case may be, will not contain any material that is obscene, libelous or defamatory, or infringing of any Intellectual Property Rights or other rights of any third party.


     5.2 INDEMNIFICATION. Each party (the "Indemnifying Party") will defend, indemnify and hold harmless the other party (the "Indemnified Party"), and the respective directors, officers, employees

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
and agent of the Indemnified Party, from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys' fees) arising out of or in connection with any third-party claim alleging any breach of such party's representations or warranties or covenants set forth in this Agreement. The Indemnified Party agrees that the Indemnifying Party shall have sole and exclusive control over the defense and settlement of any such third party claim. However, the Indemnifying Party shall not acquiesce to any judgment or enter into any settlement that adversely affects the Indemnified Party's rights or interests without prior written consent of the Indemnified Party. The Indemnified Party shall promptly notify the Indemnifying Party of any such claim of which it becomes aware and shall: (a) at the Indemnifying Party's expense, provide reasonable cooperation to the Indemnifying Party in connection with the defense or settlement of any such claim, and (b) at the Indemnified Party's expense, be entitled to participate in the defense of any such claim.

     5.3  LIMITATION OF LIABILITY; DISCLAIMER.

     (a) Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM ANY PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. INFOSPACE'S LIABILITY (WHETHER ARISING IN TORT, CONTRACT OR OTHERWISE AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), PRODUCT LIABILITY OR STRICT LIABILITY OF INFOSPACE) UNDER THIS AGREEMENT OR WITH REGARD TO ANY OF THE PRODUCTS OR SERVICES RENDERED BY INFOSPACE UNDER THIS AGREEMENT (INCLUDING ANY SERVERS OR OTHER HARDWARE, SOFTWARE AND ANY OTHER ITEMS USED OR PROVIDED BY INFOSPACE OR ANY THIRD PARTIES IN CONNECTION WITH HOSTING THE CO-BRANDED PAGES), THE INFOSPACE WEB SITES AND ANY OTHER ITEMS OR SERVICES FURNISHED UNDER THIS AGREEMENT WILL IN NO EVENT EXCEED THE COMPENSATION PAID BY COMPANY TO INFOSPACE UNDER THIS AGREEMENT.

     (b) No Additional Warranties. EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE), AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY CLAIM IN TORT (INCLUDING NEGLIGENCE), IN EACH CASE, REGARDING THEIR WEB SITES, ANY PRODUCTS OR SERVICES DESCRIBED THEREON, ANY BANNER ADVERTISEMENTS, OR ANY OTHER ITEMS OR SERVICES PROVIDED UNDER THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, COMPANY ACKNOWLEDGES THAT THE INFOSPACE WEB SITES AND THE CONTENT (INCLUDING ANY SERVERS OR OTHER HARDWARE, SOFTWARE AND ANY OTHER ITEMS USED OR PROVIDED BY INFOSPACE OR ANY THIRD PARTIES IN CONNECTION WITH HOSTING THE INFOSPACE WEB SITES OR THE CONTENT OR PERFORMANCE OF ANY SERVICES HEREUNDER) ARE PROVIDED "AS IS" AND THAT INFOSPACE MAKES NO WARRANTY THAT IT WILL CONTINUE TO OPERATE ITS WEB SITES IN THEIR CURRENT FORM, THAT ITS WEB SITES WILL BE ACCESSIBLE WITHOUT INTERRUPTION, THAT THE SITES WILL MEET THE REQUIREMENTS OR EXPECTATIONS OF THE OTHER PARTY, OR THAT THE CONTENT OR ANY OTHER ANY MATERIALS ON ITS WEB SITES OR THE SERVERS AND SOFTWARE THAT MAKES ITS WEB SITES AVAILABLE ARE FREE FROM ERRORS, DEFECTS, DESIGN FLAWS OR OMISSIONS.

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    6.   TERM AND TERMINATION.

    6.1  TERM. The term of this Agreement is as set forth on Exhibit C.

    6.2 TERMINATION. Either party may terminate the Term upon not less than thirty (30) days' prior written notice to the other party of any material breach hereof by such other party, provided that such other party has not cured such material breach within such thirty (30) day period if Infospace fails to provide service to industry standard levels of performance and availability then the company will so inform Infospace in writing and Infospace will have 30 days to remedy or the Company may terminate the contract at the end of the 30 day period.

   6.3 EFFECT OF TERMINATION. Upon termination or expiration of the Term for any reason, all rights and obligations of the parties under this Agreement shall be extinguished, except that: (a) all accrued payment obligations hereunder shall survive such termination or expiration; and (b) the rights and obligations of the parties under Sections 4.2, 4.3, 5, 6, 7 and 8 shall survive such termination or expiration.

   7.   INTELLECTUAL PROPERTY.

   7.1 COMPANY. As between the parties, Company retains all right, title and interest in and to the Company Web Sites (including, without limitation, any and all content, data, URLs, domain names, technology, software, code, user interfaces, "look and feel", Trademarks and other items posted thereon or used in connection or associated therewith; but excluding any Content or other items supplied by InfoSpace) and the Company Marks along with all Intellectual Property Rights associated with any of the foregoing. All goodwill arising out of InfoSpace's use of any of the Company Marks shall inure solely to the benefit of Company.

    7.2 INFOSPACE. As between the parties, InfoSpace retains all right, title and interest in and to the Content and the InfoSpace Web Sites (including, without limitation, any and all content, data, URLs, domain names, technology, software, code, user interfaces, "look and feel", Trademarks and other items posted thereon or used in connection or associated therewith; but excluding any items supplied by Company) and the InfoSpace Marks, along with all Intellectual Property Rights associated with any of the foregoing. All goodwill arising out of Company's use of any of the InfoSpace Marks shall inure solely to the benefit of InfoSpace.

   7.3 COPYRIGHT NOTICE. All Co-branded Pages will include the following acknowledgement, along with the InfoSpace logo

              "Powered by InfoSpace" or "Powered by InfoSpace.com"

   InfoSpace and Company acknowledge that the Co-branded Pages may also contain copyright and patent notices of copyrighted or copyrightable works, including those of InfoSpace Content providers.

   7.4 OTHER TRADEMARKS. InfoSpace shall not register or attempt to register any of the Company Marks or any Trademarks which Company reasonably deems to be confusingly similar to any of the Company Marks. Company shall not register or attempt to register any of the InfoSpace Marks or any Trademarks which InfoSpace reasonably deems to be confusingly similar to any of the InfoSpace Marks.

   7.5 FURTHER ASSURANCES. Each party shall take, at the other party's expense, such action (including, without limitation, execution of affidavits or other documents) as the other party may reasonably request to effect, perfect or confirm such other party's ownership interests and other rights as set forth above in this Section 7.






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
     8.   GENERAL PROVISIONS.

     8.1 CONFIDENTIALITY. Each party (the "Receiving Party") undertakes to retain in confidence the terms of this Agreement and all other non-public information and know-how of the other party disclosed or acquired by the Receiving Party pursuant to or in connection with this Agreement which is either designated as proprietary and/or confidential or by the nature of the circumstances surrounding disclosure, ought in good faith to be treated as proprietary and/or confidential ("Confidential Information"); provided that each party may disclose the terms and conditions of this Agreement to its immediate legal and financial consultants in the ordinary course of its business. Each party agrees to use commercially reasonable efforts to protect Confidential Information of the other party, and in any event, to take precautions at least as great as those taken to protect its own confidential information of a similar name. Company acknowledges that the terms of this Agreement are Confidential Information of InfoSpace. The foregoing restrictions shall not apply to any information that: (a) was known by the Receiving Party prior to disclosure thereof by the other party; (b) was in or entered the public domain through no fault of the Receiving Party; (c) is disclosed to the Receiving Party by a third party legally entitled to make such disclosure without violation of any obligation of confidentiality; (d) is required to be disclosed by applicable laws or regulations (but in such event, only to the extent required to be disclosed); or (e) is independently developed by the Receiving Party without reference to any Confidential Information of the other party. Upon request of the other party, or in any event upon any termination or expiration of the Term, each party shall return to the other all materials, in any medium, which contain, embody, reflect or reference all or any part of any Confidential Information of the other party. Each party acknowledges that breach of this provision by it would result in irreparable harm to the other party, for which money damages would be an insufficient remedy, and therefore that the other party shall be entitled to seek injunctive relief to enforce the provisions of this Section 8.1.

     8.2 INDEPENDENT CONTRACTORS. Company and InfoSpace are independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture, franchise or agency relationship between Company and InfoSpace. Neither party has any authority to enter into agreements of any kind on behalf of the other party.

     8.3 ASSIGNMENT. Neither party may assign this Agreement of any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party, not to be unreasonably withheld; except that either party may, without the other party's comment, assign this Agreement or any of its rights or delegate any of its duties under this Agreement: (a) to any affiliate of such party, or (b) to any purchaser of all or substantially all of such party's assets or to any successor by way of merger, consolidation or similar transaction. Subject to the foregoing, this Agreement will be binding upon, enforceable by, and inure to the benefit of the parties and their respective successors and assigns.

     8.4 CHOICE OF LAW; FORUM SELECTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington without reference to its choice of law rules. Company hereby irrevocably consents to exclusive personal jurisdiction and venue in the state and federal courts located in King County, Washington with respect to any actions, claims or proceedings arising out of or in connection with this Agreement, and agrees not to commence or prosecute any such action, claim or proceeding other than in the aforementioned courts.

     8.5 NONWAIVER. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

     8.6 FORCE MAJEURE. Neither party shall be deemed to be in default of or to have breached any provision of this Agreement as a result of any delay, failure in performance or interruption of service, resulting directly or indirectly from acts of God, acts of civil or military authorities, civil disturbances, wars, strikes or other labor disputes, fires, transportation contingencies, interruptions in telecommunications or Internet services or network provider services, failure of equipment and/or software, other catastrophes or any other occurrences which are beyond such party's reasonable control.

         8.7 NOTICES. Any notice or other communication required or permitted to be given hereunder shall be given in writing and delivered in person, mailed via confirmed facsimile or e-mail, or delivered by recognized courier service, properly addressed and stamped with the required postage, to the individual signing this Agreement on behalf of the applicable party at its address specified in the opening paragraph of the agreement and shall be deemed effective upon receipt. Either party may from time to time change the individual to receive notices or its address by giving the other party notice of the change in accordance with this section. In addition, a copy of any notice sent to InfoSpace shall also be sent to the following address:

         InfoSpace com.Inc.
         15375 NE 90th Street
         Redmond, WA 98052
         Fax (425) 883-1846
         Attention General Counsel

         8.8 SAVINGS. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the remaining provisions shall remain in full force and effect. If any provision of this Agreement shall, for any reason, be determined by a court of competent jurisdiction to be excessively broad or unreasonable as to scope or subject, such provision shall be enforced to the extent necessary to be reasonable under the circumstances and consistent with applicable law while reflecting as closely as possible the intent of the parties as expressed herein.

         8.9 INTEGRATION. This Agreement contains the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersedes all previous agreements or negotiations between InfoSpace and Company concerning the subject matter hereof, and cannot be amended except by a writing signed by both parties.

         8.10 COUNTERPARTS; ELECTRONIC SIGNATURE. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of the Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. "Transmitted Copies" will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

         IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the Effective Date.

AMERICA'S HOME PAGE, INC.                    INFOSPACE.COM, INC.
("COMPANY")                                  ("INFOSPACE")

By (signature) /s/ Joel W. Cohen             By (signature) /s/ Naveen Jain
--------------------------------             ------------------------------

Name  Joel W. Cohen                          Name  Naveen Jain
--------------------------------             ------------------------------

Title President, CEO                         Title CEO
--------------------------------             ------------------------------



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
                                   EXHIBIT A
                                    CONTENT

     The Content consists of, but is not limited to, the following indexes, directories and other items and services (as the same may be updated, revised or modified by InfoSpace in its sole discretion from time to time).

1.   Yellow Pages
2.   White Pages
3.   Classifieds
4.   City Guides
5.   Investing
6.   News
7.   Sports Scores
8.   Community
9.   Government
10.  E-Shopping
11.  International Listings
12.  Business Services
13.  ActiveShopper
14. Other items and services that may from time to time be added to the InfoSpace Web Sites by InfoSpace (in its sole discretion)

Note: The actual name of these services may change.

                                   EXHIBIT B

                                   TRADEMARKS

COMPANY MARKS

         [CO-BRAND PARTNER TO SUPPLY LIST OF ITS APPLICABLE TRADEMARKS]

INFOSPACE MARKS

INFOSPACE

INFOSPACE.COM

[INFOSPACE LOGO] POWERED BY INFOSPACE

POWERED BY INFOSPACE.COM

THE ULTIMATE DIRECTORY

ACTIVESHOPPER

PAGEEXPRESS

SEARCH ENGINE FOR THE REAL WORLD

THE STUFF THAT PORTALS ARE MADE OF

                                   EXHIBIT C

     1. DEFINITIONS. As used in this Agreement, the following terms have the following defined meanings:

          "ADVERTISING REVENUE" means the net revenues (i.e., gross revenues less any taxes, commissions and any required fees payable to third parties) received by a party for delivering Impressions.

          "CO-BRAND FEE" means a monthly nonrefundable sum in the amount of five thousand dollars ($5,000.00) and a one-time development sum in the amount of five thousand dollars ($5,000.00)

          "IMPRESSION THRESHOLD" means an average of 10,000 Impressions per day for any thirty (30) consecutive days.

          "IMPRESSION THRESHOLD DATE" means the first date on which the number of Impressions meets or exceeds the Impression Threshold.

     2. TERM. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated or extended as provided below, shall end upon the SECOND anniversary of this Agreement, provided that the Term shall be automatically renewed for successive one (1) year periods unless either party provides written notice of termination to the other party at least Sixty (60) days prior to the end of the then-current Term.

     3. CO-BRAND FEE. The Company will pay to InfoSpace the Co-brand Fee as follows:

     (a) the Co-brand fee shall be payable as follows: monthly, and the initial payment shall be when the contract is signed and be applied to the June 1999 fee; and

     (b) the Co-brand Fee for any subsequent time periods shall be payable on or before the first day of each month.

     4. BANNER ADVERTISEMENTS. InfoSpace shall have the exclusive right to serve Banner Advertisements on the Co-branded Pages. The appearance of the Banner Advertisements will be as reasonably determined by InfoSpace, provided, that InfoSpace may reject any Banner Advertisement if such Banner Advertisement would materially adversely affect the download time or performance of such Co-branded page. Neither party will submit for any Co-branded Page any Banner Advertisement which: contains any material that is libelous or defamatory or that infringes any Intellectual Property Right or other right of any third party. In the event InfoSpace sells a Banner Advertisement that the Company finds objectionable for any reason InfoSpace will be required to remove the Banner within twenty-four (24) hours of being notified in writing by the Company unless the Companies notification is less twenty-four (24) hours before the weekend or a holiday in which case, InfoSpace will remove the Banner within twenty-four (24) hours of the start of the next official business day. If the company requires InfoSpace to remove an objectionable banner, the company will commence paying an extra fee of two thousand dollars ($2,000) per month. The company will provide InfoSpace with banners for the advertisements it sells as agreed to in Exhibit C Part 5.

     5. COMPANY RIGHT TO SELL BANNER ADVERTISEMENTS. The Company shall have the right to sell Banner Advertisements for the Co-branded Pages, provided that InfoSpace shall not be obligated to serve any Banner Advertisement sold by the Company to any Co-branded Page until the first day of the first month following the Impression Threshold Date. All Banner Advertisements sold by the Company for the Co-branded Pages shall be "run of site" (e.g., not targeted to any specific type or area of the Co-branded Pages). The Company shall provide the content for any Banner Advertisements sold by the Company to InfoSpace at the Company's sole expense and in a form and format designated by InfoSpace. Prior to each quarterly payment period The Company shall have the right to on at least three (3) occasions for a minimum of thirty (30) days during the term of the contract, but not twice in any thirty (30) day period, to revert from the Banner Advertising Revenue Sharing arrangement to an Inventory Sharing arrangement which will allow the Company to sell fifty percent (50%) of the Banner Advertisements at the same time InfoSpace is selling the remaining fifty percent (50%) of the Banner Advertisements.

     6. BANNER ADVERTISING REVENUE SHARE. The parties will share Banner Advertising Revenues arising as of the first day of the first month following the Impression Threshold Date] as follows: the party selling the applicable Banner Advertisement for the Co-branded Page (the "Selling Party") shall remit to the other party thirty-five percent (35%) of the Advertising Revenue received by the Selling Party for such Banner Advertisement on the Co-branded page. At the time when the number of impressions exceeds one million (1,000,000) the Company, when it is the Selling Party, will receive seventy percent (70%) of Banner Advertising Revenue or the Company will receive forty percent (40%) when InfoSpace is the Selling Party. Advertising Revenue share payments will be reconciled and paid within thirty (30) days following the calendar quarter in which the applicable Advertising Revenues are received. The Selling Party will provide with each such payment a report setting forth Advertising Revenues received by it for such quarter and the percentage thereof payable to the other party. During the Term, each party shall maintain accurate records of Advertising Revenues received and calculations of the fees payable to the other party. Either party, at its expense, and upon ten (10) days' advance notice to the other party, shall have the right once during the Term to examine or audit such records in order to verify the figures reported in any quarterly report and the amounts owned to such party under this Agreement. Any such audit shall be conducted, to the extent possible, in a manner that does not interfere with the ordinary business operations of the audited party. In the event that any audit shall reveal an underpayment of more than ten percent (10%) of the amounts due to the auditing party for any quarter, the other party will reimburse such party for the reasonable cost of such audits.

     7. RECORDS AND AUDIT; LATE PAYMENTS. During the Term, the Company shall maintain accurate records of Click-Through Revenues earned and calculations of the fees payable to InfoSpace pursuant to paragraph ___ of this Exhibit C. InfoSpace, at its expense, and upon ten (10) days' advance notice to Company, shall have the right once during the Term to examine or audit such records in order to verify the figures reported in any quarterly report and the amounts owned to InfoSpace under this Agreement. Any such audit shall be conducted, to the extent possible, in a manner that does not interfere with the ordinary business operations of the Company. In the event that any audit shall reveal an underpayment of more than ten percent (10%) of the amounts due to InfoSpace for any quarter, the Company will reimburse InfoSpace for the actual costs of such audit.